CYTOMEDIX, inc.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES E CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE Delaware GENERAL CORPORATION LAW

The undersigned, Martin Rosendale and Andrew Maslan, do hereby certify that:

1. They are the Chief Executive Officer and Secretary, respectively, of Cytomedix, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 15,000,000 shares of preferred stock, par value $0.0001 per share, of which 166,747 shares are issued and outstanding as of the date hereof.

3. The following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board”):

WHEREAS, the Certificate of Incorporation of the Corporation, as amended to date, provides for a class of its authorized stock known as preferred stock, consisting of 15,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 250,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.         Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Securities as defined in the Exchange Agreement.

“Closing Date” means the Trading Day on which all of the transaction documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Exchange Amount and (ii) the Corporation’s obligations to deliver the Securities have been satisfied or waived.

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“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means Exchange and Purchase Agreement among Cytomedix, Inc., Aldagen, Inc., Aldagen, Holdings, LLC and the stockholders of Aldagen, Inc. named therein dated on or about February 8, 2012.

“GAAP” means United States generally accepted accounting principles.

“Liquidation” shall have the meaning set forth in Section 5.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Securities” means the Preferred Stock and shares of Common Stock underlying the Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stated Value” shall have the meaning set forth in Section 2.

“Purchase Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Preferred Stock purchased pursuant to the Exchange Agreement as specified below such Holder’s name on the signature page of the Exchange Agreement .

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Exchange Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Exchange Agreement.

“Transfer Agent” means the current transfer agent of the Corporation, and any successor transfer agent of the Corporation.

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Section 2.         Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series E Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 250,000. Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $100.00.

Section 3.         Dividends. The Preferred Stock shall be entitled to dividends, when, as and if declared by the Board, but only out of funds that are legally available therefor. Such dividends may be paid (to the extent permissible under the Delaware Law) to the Preferred Stock holders in cash, or, as available, in non-cash distributions in whatever form as may be determined by the Board.

Section 4.         Voting Rights. So long as the Preferred Stock is outstanding, each share of the Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of the Common Stock of the Corporation voting together, on an as converted basis, as a single class with the other shares entitled to vote, at all meetings of the stockholders of the Corporation. With respect to any such vote, each share of the Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of One Hundred (100) shares of Common Stock of the Corporation.

Section 5.         Liquidation. Upon any dissolution, liquidation and winding up of the Corporation, except as otherwise may be specifically required under the Delaware Law, the Preferred Stock shall be entitled to the same liquidation rights as those of the Common Stock shares.

Section 6.          Conversion. Each share of the Preferred Stock will automatically convert into shares of Common Stock upon the Automatic Conversion set forth below, at the Conversion Rate defined below.

(a)   Automatic Conversion. Following the occurrence of a Conversion Event as that term is defined below, each share of the Preferred Stock outstanding shall be converted automatically (a “Conversion”), without any further requirement of notice or any other action on the part of the Corporation, any holder of the Preferred Stock or any other Person, into One Hundred (100) shares of Common Stock (the “Conversion Rate,” as may be adjusted from time to time, as provided elsewhere in this document). The Corporation’s filing of its Certificate of Amendment to the Certificate of Incorporation, as amended to date, with the Secretary of State of the State of Delaware to increase the Corporation’s authorized capital stock from 115,000,000 to 175,000,000 shares and the Corporation’s authorized Common Stock from 100,000,000 to 160,000,000 shares shall constitute a “Conversion Event” and the date of such filing shall constitute a “Conversion Date”.

(b)   Mechanics of Conversion. Upon the conversion of the Preferred Stock as contemplated hereunder, the holders of the Preferred Stock shall:

(i)          complete and manually sign the conversion notice provided by the conversion agent designated by the Corporation, or provide a facsimile of the conversion notice and deliver this irrevocable notice to the conversion agent;

(ii)         if required, furnish appropriate endorsements and transfer documents;

(iii)        if required, pay all transfer or similar taxes, stamps or funds therefor, or provide evidence of payment thereof; and,

(iv)        comply with all other applicable procedures for converting Preferred Stock into shares of Common Stock.

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The Automatic Conversion of any outstanding shares of the Preferred Stock shall be deemed to have occurred upon the Conversion Date and the Persons entitled to receive shares of Common Stock issuable upon Automatic Conversion shall be treated for all purposes as the record holders of such shares of Common Stock at and from the Conversion Date; provided, however, that the Corporation may defer the payment of any dividend or other distribution with respect to such Common Stock until such deliveries have been made.

(c)   Taxes. Upon the conversion of the Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issuance of the Common Stock upon conversion, but the holder shall pay to the Corporation the amount of any tax that is due (or shall establish to the satisfaction of the Corporation payment thereof) if the shares are to be issued in a name other than the name of such holder.

(d)   Fractional Shares. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share.

(e)   Adjustments. The Conversion Rate shall be subject to adjustment from time to time as follows:

1. Adjustments for Stock Splits, Stock Dividends, Etc. If the Corporation (1) pays a dividend in shares of the Common Stock to holders of the Common Stock, (2) makes distributions in shares of Common Stock to holders of the Common Stock, (3) subdivides the outstanding shares of Common Stock into a greater number of shares of Common Stock, (4) combines the outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (5) takes action resulting in a similar effect upon the Common Stock, then, and in every such case, the Conversion Rate in effect immediately prior to such action shall be adjusted to equal the Conversion Rate in effect immediately prior to such action multiplied by a fraction, the numerator of which is the number of issued and outstanding shares of Common Stock immediately following such action and the denominator of which is the number of issued and outstanding shares of Common Stock immediately prior to such action. An adjustment made pursuant to this Section shall become effective on the record date in the case of a dividend or distribution and on the effective date in the case of a subdivision or combination.

2. Adjustments for Other Distributions. If the Corporation distributes pro rata to all holders of the Common Stock shares of any class of capital stock (excluding the Common Stock), or options, rights or warrants to acquire any class of capital stock (including the Common Stock), or cash or other assets of the Corporation (excluding capital stock of the Corporation held in its treasury), then, and in any such case, the holder of each share of the Preferred Stock shall be entitled to receive, at the time such distribution is made, the capital stock, options, rights, warrants, cash or other assets so distributed as if such holder had owned the number of shares of Common Stock that such holder would have owned at the time of such distribution if the Conversion Date had occurred immediately prior to the record date for such distribution. Such adjustment shall become effective on the record date for determination of the holders of Common Stock entitled to receive the distribution.

(f)          Computations. All calculations under this Section shall be made to the nearest 1/100,000th of a share.

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(g)          Notices. Any notice required by the provisions of this Section shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent be telex, e-mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage pre-paid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

Section 7.          Miscellaneous.

a)         Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Andrew Maslan, CFO, facsimile number 240-499-2690, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 7. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Exchange Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)         Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)         Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d)         Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

e)         Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

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f)         Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)         Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)         Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)         Vote to Change the Terms of the Preferred Stock. Following the issuance of any shares of the Preferred Stock, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (⅔) of the then outstanding shares of the Preferred Stock, shall be required for any change to this Certificate of Designation or the Corporation’s Certificate of Incorporation, as amended and restated, which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Stock.

j)         Status of Converted Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Exchange Agreement. If any shares of Preferred Stock are converted, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series E Convertible Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 8th day of February, 2012.

/s/ Martin Rosendale	/s/ Andrew Maslan
Name: Martin Rosendale	Name: Andrew Maslan
Title: Chief Executive Officer	Title: Chief Financial Officer, Secretary

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